EXHIBIT A

      THIS EXHIBIT A, dated as of April 15, 2020, is Exhibit A to that certain Administration and Accounting Services Agreement dated as of April 11, 2012 between BNY Mellon Investment Servicing (US) Inc. and First Trust Variable Insurance Trust.

                                   Portfolios

 First Trust/Dow Jones Dividend & Income Allocation Portfolio (April 11, 2012)
          First Trust Multi Income Allocation Portfolio (May 1, 2014)
            First Trust Capital Strength Portfolio (April 15, 2020)
First Trust International Developed Capital Strength Portfolio (April 15, 2020)